Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 28,	October 31,
	2024	2023
Assets

Current assets:
Cash and cash equivalents	$537,331	$499,292
Short-term investments	69,046	12,915
Accounts receivable	199,926	194,927
Inventories	55,472	49,963
Other current assets	30,865	28,353

Total current assets	892,640	785,450

Property, plant and equipment, net	722,638	709,244
Other assets	29,823	31,527

Total assets	$1,645,101	$1,526,221

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$20,090	$6,621
Accounts payable and accrued liabilities	171,036	178,602

Total current liabilities	191,126	185,223

Long-term debt	28	17,998
Other liabilities	40,518	47,391

Equity:
Photronics, Inc. shareholders' equity	1,067,994	975,008
Noncontrolling interests	345,435	300,601
Total equity	1,413,429	1,275,609

Total liabilities and equity	$1,645,101	$1,526,221